Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1, of our report dated March 31, 2026, related to the financial statements of 20/20 Biolabs, Inc. as of December 31, 2025 and 2024, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

San Diego, California

April 6, 2026